Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Wetour Robotics Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share (2)	(1)	Other	19,000,000	$0.5350	$10,165,000.00	0.0001381	$1,404.00

Total Offering Amounts:							$10,165,000.00		1,404.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,404.00

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Offering Note(s)

(1)	This registration statement on Form F-3 (this “Registration Statement”) registers the resale of Ordinary Shares, par value of US$0.0001 per share (the “Ordinary Shares”), of Wetour Robotics Limited (the “Registrant”) previously issued to the selling shareholders identified herein (the “Selling Shareholders”). The Ordinary Shares being offered for resale were issued pursuant to that certain Securities Purchase Agreement, dated as of March 2, 2026, in a private placement (the “2026 PIPE”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($0.55 and $0.52, respectively) of the Ordinary Shares on April 28, 2026, as reported on the Nasdaq Capital Market.